Rule 424(b)(3)
                                                                 No. 333-07871

                     [Letterhead of American Bank & Trust]


                                 October 8, 1996

Dear Shareholder:

         A Special Meeting of Shareholders of our Bank was originally convened on September 17, 1996 to consider and vote upon the proposed merger of the Bank into Whitney National Bank of Florida, all as described in the enclosed Proxy Statement-Prospectus dated August 12, 1996, which is being supplemented by these materials.

         We had a great turnout at the Meeting -- over 87% of the Bank's outstanding shares were present in person or by proxy, almost all of which were voting in favor of the Merger. Unfortunately, the notice of the Meeting was not sent by certified or registered mail or published in the newspaper as required by federal banking law. On the advice of counsel we must reconvene the Meeting with proper notice.

          As a result, and in order to assure that all of our shareholders have the opportunity to express their opinions at the Meeting and to vote their shares, your Board of Directors and the Chairman of the Meeting have chosen to reconvene the Meeting at 8:30 a.m. on Friday, October 25, 1996, at the Bank's main office, 101 West Garden Street, Pensacola, Florida 32501, at which time and place the final vote ratifying the proposed Merger Agreement will be tabulated and completed.

         Enclosed is a formal Notice of the reconvened Meeting. Also enclosed for your information are the Bank's second quarter financial statements. Shareholders of record at the close of business on October 3, 1996 are entitled to notice of and to vote at the reconvened Meeting.

         You are welcome to attend the Meeting on October 25, but if you are unable to attend in person, we ask that you sign and date the enclosed proxy and return it promptly in the accompanying envelope. Of course, if you attend the meeting, you may nevertheless vote in person, even though you have returned the enclosed proxy.

         We look forward to completing the Meeting and moving forward with the Whitney merger. Thank you for your patience and cooperation.

Sincerely,



Frank E. Westmark                        Lamar B. Cobb
Chairman of the Board                    President and Chief Executive Officer


                    This Supplement is dated October 8, 1996.

                             AMERICAN BANK AND TRUST
                             101 West Garden Street
                            Pensacola, Florida 32501

              NOTICE OF RECONVENED SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD FRIDAY, OCTOBER 25, 1996


To the Holders of Common Stock of American Bank and Trust:

         NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of American Bank and Trust (the "Bank") originally scheduled for September 17, 1996 has been adjourned and reconvened and will be held and completed at the Bank's main office, 101 West Garden Street, Pensacola, Florida 32501, on Friday,
October 25, 1996 at 8:30 a.m., local time (the "Meeting"), for the following purposes:

         1. To ratify the Agreement and Plan of Merger dated April 18, 1996, as amended, and a related merger agreement (collectively, the "Plan of Merger") pursuant to which, among other things: (a) the Bank would merge into Whitney National Bank of Florida, a newly formed, wholly-owned bank subsidiary of Whitney Holding Corporation ("Whitney"), and (b) each outstanding share of common stock of the Bank would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the Proxy Statement-Prospectus for the Meeting previously delivered to shareholders of record.

         2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on October 3, 1996 are entitled to notice of and to vote at the Meeting or any adjournment thereof. Dissenting shareholders who comply with the procedural requirements of 12 U.S.C. ss.215a will be entitled to receive payment of the cash value of their shares based upon the appraisal prescribed by 12 U.S.C. ss.215a.

         Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                                            By order of the Board of Directors
                                            of American Bank and Trust



                                            Frank E. Westmark
                                            Chairman of the Board
Pensacola, Florida
October 8, 1996

--------------------------------------------------------------------------------

                                I M P O R T A N T
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE BANK OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF THE BANK AT OR BEFORE THE MEETING. IN ADDITION, IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING IN PERSON.


--------------------------------------------------------------------------------

                             AMERICAN BANK AND TRUST

                               PENSACOLA, FLORIDA

                              FINANCIAL STATEMENTS
                                   (UNAUDITED)

                             JUNE 30, 1996 AND 1995























                                    CONTENTS















                                                                           PAGE

Statements of Financial Condition                                            1

Statements of Income                                                         2

Statements of Changes in Stockholders' Equity                                3

Statements of Cash Flows                                                     4

Notes to Financial Statements                                                5

                             AMERICAN BANK AND TRUST
                        STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)
                             JUNE 30, 1996 AND 1995




                                     ASSETS

                                                                                                      1996               1995
                                                                                                ----------------  ----------------
Cash and due from banks                                                                         $     2,703,084   $     3,623,735
Federal funds sold                                                                                    1,000,000         1,850,000
Securities available for sale                                                                        24,732,865        30,824,413
Loans receivable, net of allowance for loan losses
  of $ 338,115 in 1996 and $ 358,406 in 1995                                                         26,761,210        24,708,321
Accrued interest receivable                                                                             647,790           626,303
Foreclosed real estate                                                                                  100,920           100,920
Property and equipment                                                                                1,735,501         1,766,888
Other assets                                                                                             24,174            73,164
Deferred income taxes                                                                                   139,131           112,280
                                                                                                ----------------  ----------------
Total Assets                                                                                    $    57,844,675   $    63,686,024
                                                                                                ================  ================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

  Demand deposits                                                                               $     4,638,945   $     4,871,690
  NOW and money market deposits                                                                      23,610,548        29,610,174
  Savings deposits                                                                                    3,946,494         4,254,828
  Other time deposits                                                                                20,628,054        20,505,463
                                                                                                ----------------  ----------------
    Total deposits                                                                                   52,824,041        59,242,155

  Accrued interest and other liabilities                                                                344,798           320,330
  Income taxes payable                                                                                  231,328               -0-
                                                                                                ----------------  ----------------
    Total liabilities                                                                                53,400,167        59,562,485
                                                                                                ----------------  ----------------

Commitments and Contingencies                                                                            -                   -

Stockholders' Equity:
  Common stock, $ 2.50 par value; 1,000,000 shares
    authorized, 469,700 shares issued and outstanding                                                 1,174,250         1,174,250
  Surplus                                                                                             3,425,180         3,425,180
  Undivided profits (accumulated deficit)                                                                85,670          (670,655)
  Net unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $ 139,130 in 1996 and
    $ 117,858 in 1995                                                                                  (240,592)          194,764
                                                                                                ----------------  ----------------
      Total stockholders' equity                                                                      4,444,508         4,123,539
                                                                                                ----------------  ----------------
Total Liabilities and Stockholders' Equity                                                      $    57,844,675   $    63,686,024
                                                                                                ================  ================

                             See accompanying notes.
                                       -1-

                             AMERICAN BANK AND TRUST
                              STATEMENTS OF INCOME
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995




                                                                                                      1996              1995
                                                                                               ----------------  ----------------
Interest Income:
  Loans receivable and fees on loans                                                            $     1,270,671   $     1,185,546
  Investment securities                                                                                 981,513           534,653
  Federal funds sold                                                                                     46,075           149,691
                                                                                                ----------------  ----------------
    Total interest income                                                                             2,298,259         1,869,890

Interest Expense on Deposits                                                                          1,228,477         1,096,986
                                                                                                ----------------  ----------------
    Net interest income                                                                               1,069,782           772,904

Provision for Loan Losses                                                                                   -0-            20,000
                                                                                                ----------------  ----------------
    Net interest income after provision for loan losses                                               1,069,782           752,904
                                                                                                ----------------  ----------------
Noninterest Income:
  Service charges                                                                                       125,872           143,024
  Other                                                                                                  10,888            11,233
                                                                                                ----------------  ----------------
    Total noninterest income                                                                            136,760           154,257
                                                                                                ----------------  ----------------
Noninterest Expenses:
  Salaries and employee benefits                                                                        299,983           267,473
  Occupancy expense                                                                                      61,322            59,809
  Other                                                                                                 203,755           225,919
                                                                                                ----------------  ----------------
    Total noninterest expenses                                                                          565,060           553,201
                                                                                                ----------------  ----------------
Income Before Income Taxes                                                                              641,482           353,960

Income Taxes                                                                                            231,328           103,984
                                                                                                ----------------  ----------------
Net Income                                                                                      $       410,154   $       249,976
                                                                                                ================  ================
Net Income Per Share of Common Stock                                                            $           .87   $           .53
                                                                                                ================  ================

                             See accompanying notes.
                                       -2-

                             AMERICAN BANK AND TRUST
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995


                                                                                                    Net
                                                                                                 Unrealized
                                                                                                Appreciation
                                                                                 Undivided     (Depreciation)
                                                                                  Profits       on Available-         Total
                                                 Common                         (Accumulated       For-Sale        Stockholders'
                                                  Stock          Surplus          Deficit)        Securities          Equity
                                                -----------    ----------       ------------   ---------------    -------------


Balance, January 1, 1995                        $ 1,174,250   $  3,425,180     $  (920,631)   $    (97,020)       $ 3,581,779

  Net income                                                                       249,976                            249,976

  Change in unrealized appreciation
    (depreciation) on available-for-sale
    securities, net of taxes of $ 176,568                                                          291,784            291,784
                                                -----------     ----------       ------------  ----------------    -------------

Balance June 30, 1995                           $ 1,174,250   $  3,425,180     $  (670,655)   $    194,764        $ 4,123,539
                                                ===========     ==========        ===========  ================    =============

Balance, January 1, 1996                        $ 1,174,250   $  3,425,180     $  (324,484)   $    391,427        $ 4,666,373

  Net income                                                                       410,154                            410,154

  Change in unrealized appreciation
    (depreciation) on available-for-sale
    securities, net of taxes of $ 373,987                                                         (632,019)          (632,019)
                                                -----------     ----------       ------------  ----------------    -------------
Balance, June 30, 1996                          $ 1,174,250   $  3,425,180     $    85,670     $  (240,592)      $  4,444,508
                                                ===========     ==========        ===========  ================    =============

                             See accompanying notes.
                                       -3-

                             AMERICAN BANK AND TRUST
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995

                                                                                                    1996                 1995
                                                                                                ----------------  ------------------
Cash Flows From Operating Activities:
  Net income                                                                                    $       410,154   $       249,976
  Adjustments to reconcile net income to net
    cash provided by operating activities -
      Depreciation                                                                                       43,412            39,785
      Provision for loan losses                                                                             -0-            20,000
      Deferred income taxes                                                                                 -0-            99,471
      Gain on sale of available-for-sale securities                                                      (3,897)              -0-
      Net accretion/amortization on securities                                                           25,167           (4,358)
  Change in operating assets and liabilities -
    Decrease (increase) in accrued interest receivable and
      other assets                                                                                       47,915         (383,253)
    (Decrease) increase in accrued interest and other liabilities                                       (19,903)           93,121
    Increase in income taxes payable                                                                    201,429               -0-
                                                                                                ----------------  ----------------
      Net cash provided by operating activities                                                         704,277           114,742
                                                                                                ----------------  ----------------
Cash Flows From Investing Activities:
  Proceeds from sales and maturities of available-for-sale securities                                 4,694,630               -0-
  Principal reductions received on held-to-maturity securities                                              -0-           208,245
  Principal reductions received on available-for-sale securities                                      2,294,805           444,743
  Purchases of held-to-maturity securities                                                                  -0-         (808,102)
  Purchases of available-for-sale securities                                                         (2,944,566)     (23,336,292)
  Net increase in loans                                                                              (1,108,679)      (1,082,793)
  Purchases of property and equipment                                                                   (19,426)         (11,125)
                                                                                                ----------------  ----------------
      Net cash provided by (used in) investing activities                                             2,916,764      (24,585,324)
                                                                                                ----------------  ----------------
Cash Flows From Financing Activities:
  Net (decrease) increase in demand, NOW, money market
    and savings deposits                                                                            (10,550,751)       18,695,026
  Net increase in other time deposits                                                                 1,527,515         7,135,623
                                                                                                ----------------  ----------------
      Net (used in) provided by financing activities                                                 (9,023,236)       25,830,649
                                                                                                ----------------  ----------------
Net (Decrease) Increase in Cash and Cash Equivalents                                                 (5,402,195)        1,360,067

Cash and Cash Equivalents, January 1                                                                  9,105,279         4,113,668
                                                                                                ----------------  ----------------
Cash and Cash Equivalents, June 30                                                              $     3,703,084   $     5,473,735
                                                                                                ================  ================
Supplemental Disclosure of Cash Flow Information:

  Interest paid                                                                                 $     1,224,795   $     1,003,865
                                                                                                ================  ================
  Income taxes paid                                                                             $        34,385   $         3,000
                                                                                                ================  ================

                             See accompanying notes.
                                       -4-

                             AMERICAN BANK AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1995



NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended June 30, 1996 and 1995 are not necessarily indicative of the results that may be expected for the years ended December 31, 1996 and 1995. For further information, refer to the financial statements and footnotes thereto included in the Proxy Statement-Prospectus.


 NOTE 2 - NET INCOME PER SHARE OF COMMON STOCK

         Net income per share of common stock is computed on the basis of the number of shares of common stock outstanding. In computing net income per share of common stock, no consideration was given to the stock options outstanding as described in Note 3 as the options are considered anti-dilutive.


NOTE 3 - STOCK OPTIONS

         Effective January 31, 1994, eight Directors of the Bank were granted options to purchase 2,712 shares of stock for each year of service as a board member, within the period beginning December 31, 1989, and concluding on December 31, 1992. The option price is $ 6.52 per share with a total of 75,936 shares offered. All options under the plan expire ten years from January 31, 1994. No options were exercised as of June 30, 1995. Subsequent to June 30, 1996, one of the Bank's directors exercised his Bank options to acquire 10,848 shares of Bank common stock, leaving a total of 65,088 shares subject to issuance upon exercise of Bank options that are currently outstanding.


NOTE 4 - CHANGE IN OWNERSHIP

         In April 1996, the Bank entered into an agreement and plan of merger, (the "agreement") with Whitney Holding Corporation ("Whitney"), a Louisiana corporation. The agreement calls for the acquisition of the Bank's stock by Whitney through the exchange of each party's common stock. The acquisition is expected to be finalized in 1996.

                             AMERICAN BANK AND TRUST
                             101 West Garden Street
                            Pensacola, Florida 32501

              PROXY FOR RECONVENED SPECIAL MEETING OF SHAREHOLDERS

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                            BANK'S BOARD OF DIRECTORS

The undersigned shareholder(s) of American Bank and Trust (the "Bank") hereby revoke(s) any proxy heretofore given and appoint(s) E. Brian Lang and Patrick K. Donnelly, and any one of them, as proxies, each with the full power of substitution and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of the Bank owned of record by the undersigned at the close of business on October 3, 1996, at the reconvened Special Meeting of Shareholders of the Bank called for and to be held at the Bank's main office, 101 West Garden Street, Pensacola, Florida 32501, on Friday, October 25, 1996 at 8:30 a.m., local time, and at any adjournment or postponement thereof, as follows:

     1. To ratify the Agreement and Plan of Merger dated April 18, 1996, as amended, and a related merger agreement (collectively, the "Plan of Merger") pursuant to which, among other things: (a) the Bank would merge into Whitney National Bank of Florida, a newly formed, wholly-owned bank subsidiary of Whitney Holding Corporation ("Whitney"), and (b) each outstanding share of common stock of the Bank would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the Proxy Statement - Prospectus previously delivered to shareholders of record.

         [   ] FOR             [   ] AGAINST             [   ] ABSTAIN

     2. In their discretion, to vote upon such other matters that may properly be brought before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges that this reconvened meeting is being held solely to correct technical deficiencies in the notice given for the Special Meeting of Shareholders originally convened on September 17, 1996.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED IN FAVOR OF THE PLAN OF MERGER.

                                           DATED:____________________, 1996


                                           -------------------------------------
                                           (Signature of Shareholder)


                                           -------------------------------------
                                           (Signature of Joint Shareholder)




When signing as attorney, executor, administrator, tutor, trustee, curator, guardian or other fiduciary, please give full title and attach a certified copy of authority.

Please sign, date and return your proxy promptly in the enclosed postage paid envelope.